UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 23, 2005 (February 21, 2005)
LOUDEYE CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-29583	91-1908833
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1130 Rainier Avenue South Seattle, Washington	98144

(Address of Principal Executive Offices)	Zip Code
(206) 832-4000

(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition
     On February 23, 2006, Loudeye issued a press release announcing its financial results for the fourth quarter and fiscal year ended December 31, 2005, and certain other information. A copy of Loudeye’s press release announcing these financial results and certain other information is furnished as Exhibit 99.1 hereto and is incorporated by reference into this Item 2.02.
     Loudeye management will conduct an audio webcast to discuss these financial results. The public is invited to listen in on this webcast. Management will discuss financial and operating results in the quarter and end the call with an audio question and answer session. Information regarding the fourth quarter and fiscal year ended December 31, 2005 results’ webcast and slide presentation is as follows:

Date:	Thursday, February 23, 2006

Time:	5:00 p.m. EDT / 2:00 p.m. PDT

Audio Webcast:	5:00 p.m. EDT / 2:00 p.m. PDT; live and archived; Webcast from http://www.loudeye.com/en/aboutus/earningscalls.asp. This webcast will be available until March 9, 2006 at 5:00 p.m. EDT
Item 2.05 Costs Associated with Ext or Disposal Activities
     As disclosed in a current report on Form 8-K filed December 9, 2005, Loudeye Corp. announced that Overpeer, Inc., Loudeye’s wholly-owned content protection services subsidiary, had ceased operations effective immediately. Item 2.05 of this current report on Form 8-K updates information contained in Loudeye’s February 17, 2005 Form 8-K/A relating to the status of Overpeer’s impairment of long-lived assets as a result of its cessation of operations.
•	Impairment of Long-Lived Assets. In addition to the amounts disclosed in Loudeye’s current report on Form 8-K/A filed February 17, 2006, Loudeye has determined that certain Overpeer technology with an aggregate net book value of approximately $430,000 has no continuing value as a result of the cessation of the Overpeer business. For the year ended December 31, 2005, Loudeye expects to include an additional non-cash impairment charge of approximately $430,000 in loss from discontinued operations with respect to the value of the Overpeer technology.
•	Overpeer Lease. On February 21, 2006, Overpeer, Loudeye and the landlord for leased premises formerly occupied by Overpeer finalized a settlement pursuant to which the Landlord released Overpeer and Loudeye from any future obligations with respect to the lease in exchange for the landlord retaining an approximate $175,000 security deposit and certain Loudeye-owned furniture with a net book value of approximately $80,000.
Item 2.06 Material Impairments
     Please refer to the discussion in Item 2.05 hereof, which is incorporated herein by reference. Together with the amounts disclosed in Loudeye’s current report on Form 8-K/A filed February 17, 2006, Loudeye expects to record an aggregate non-cash impairment of long-lived assets and goodwill of approximately $3.3 million as a result of cessation of the Overpeer business.
Item 3.02 Unregistered Sales of Equity Securities.
     On February 20, 2006, Loudeye entered into a Subscription Agreement with a limited number of institutional investors pursuant to which Loudeye agreed to sell and issue to such investors 16,500,000 shares of its common stock, together with warrants to purchase 12,375,000 shares of common stock at an exercise price of $0.68 per share, for an aggregate purchase price of $8.25 million. Loudeye consummated the transaction on February 22, 2006. Following consummation of the transaction, Loudeye has approximately 131,901,757 shares of common stock outstanding (excluding shares issuable upon exercise of the warrants). The warrants are not exercisable until six months after the closing date and are then exercisable until the fifth anniversary of the closing date. Loudeye also granted the investors a one year right to purchase 30% of any securities sold by Loudeye in future financings, subject to exceptions. Loudeye has agreed to pay a placement fee of $556,875 in connection with the financing. The transaction resulted in net proceeds to Loudeye of approximately $7.6 million.
     The offering was made only to accredited investors, as such term is defined in Regulation D under the Securities Act of 1933, as amended. The shares of common stock and the warrants (and Additional Shares, if any) to be issued to the investors have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Loudeye is relying on the exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. Loudeye has agreed to file a registration statement covering the resale of the shares of common stock and the shares of common stock underlying the warrants (and of additional shares, if any, that Loudeye may elect to issue under the terms of the Subscription Agreement to the extent it is required to repay a portion of the purchase price to the investors).
     A complete copy of each of the Subscription Agreement and the form of Common Stock Purchase Warrant were filed as Exhibits 10.1 and 10.2 to Loudeye’s Current Report on Form 8-K filed on February 22, 2006, and are incorporated herein by reference. The summary of the transaction set forth above is qualified in its entirety by reference to such exhibits.
     This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of these securities.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

10.1 Subscription Agreement, dated February 20, 2006, by and among Loudeye and the investors named therein *

10.2 Form of Common Stock Purchase Warrant *

99.1 Press Release dated February 23, 2006

• Incorporated by reference to Loudeye Corp.’s current report on Form 8-K filed February 21, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.
Dated: February 23, 2006	By:	/s/ Chris J. Pollak
Chris J. Pollak
Chief Financial Officer